FOR IMMEDIATE RELEASE	CONTACT: Michael L. Middleton
Chief Executive Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
ANNOUNCES RESULTS OF OPERATIONS FOR FOURTH QUARTER AND YEAR

Waldorf, Maryland, January 24, 2014 – The Community Financial Corporation (NASDAQ: TCFC) (formerly Tri-County Financial Corporation) (the “Company”), the holding company for Community Bank of the Chesapeake (formerly Community Bank of Tri-County) (the “Bank”), reported consolidated net income available to common shareholders for the three months ended December 31, 2013 increased 12.2% or $173,000 to $1.6 million or $0.35 per common share (diluted) compared to $1.4 million or $0.47 per common share (diluted) for the three months ended December 31, 2012.  The increase was attributable to increased net interest income and a decreased provision for loan losses partially offset by decreased noninterest income and increased noninterest expense and income tax expense.

Consolidated net income available to common shareholders for the year ended December 31, 2013 increased $1.7 million, or 34.7%, to $6.5 million, or $1.88 per common share (diluted), compared to $4.8 million, or $1.57 per common share (diluted), for the year ended December 31, 2012. The increase was attributable to increased net interest income and decreased provision for loan losses partially offset by decreased noninterest income and increased noninterest expense and income tax expense.

In October 2013, the Company issued 1,591,300 shares of common stock at a price of $18.75 per share resulting in net proceeds of $27.4 million after commissions and related offering expenses. The additional shares outstanding impacted year to year comparability of per share earnings beginning with fourth quarter results.

“We are focused on leveraging the $27.4 million in additional capital from the Company’s October 2013 capital raise, to increase interest-earning assets and enhance shareholder value,” stated Michael L. Middleton, Chairman and Chief Executive Officer. “During the fourth quarter of 2013, the Bank successfully grew its loan portfolio $39.3 million from $768.9 million at September 30, 2013 to $808.2 million at December 31, 2013. Investments have been made in top quality people and technology that should continue to strengthen our franchise.”

“The Bank opened a commercial loan production office (“LPO”) in Fredericksburg, Virginia during August 2013. We continued to make progress increasing our commercial loan portfolio in our established Southern Maryland footprint during the second half of 2013 and the opening of the Fredericksburg LPO during the late third quarter of this year has exceeded our expectations,” stated Gregory Cockerham, Chief Lending Officer of Community Bank of the Chesapeake. “We see tremendous opportunity in the Fredericksburg Virginia area for our Bank; the market is comparable in size to our legacy Southern Maryland footprint.”

Operations – Year Ended December 31, 2013 compared to Year Ended December 31, 2012
The increase in net income available to common shareholders of $1.7 million to $6.5 million for the year ended December 31, 2013 compared to the year ended December 31, 2012 was attributable to increased net interest income of $2.3 million and a provision for loan losses that was $1.6 million lower. These increases were partially offset by decreased noninterest income of $236,000, increased noninterest expense of $1.0 million and income tax expense of $995,000.

“Earnings of $6.5 million for the year ended December 31, 2013 are up 34.7% over the prior year,” stated William J. Pasenelli, President and Chief Financial Officer. “Net interest income of $32.0 million is up $2.3 million or 7.9% from a year ago, due primarily to reduced funding costs and our ability to maintain asset yields. During the fourth quarter it was a combination of a continued reduction in our cost of funds and increased loan volume that positively increased interest rate spread and net interest margin.”

Net interest income increased to $32.0 million for the year ended December 31, 2013 compared to $29.7 million for the year ended December 31, 2012. The net interest margin was 3.56% for the year ended December 31, 2013, a 25 basis point increase from 3.31% for the year ended December 31, 2012 (see the rate/volume analysis in the exhibits that follow this narrative). The increase was largely the result of a rapid decrease in the Company’s cost of funds that began during 2012 as certificates of deposit re-priced and rates declined on money market accounts. The average cost of total interest-bearing liabilities decreased 35 basis points from 1.32% for 2012 to 0.97% for 2013.

Interest and dividend income decreased by $615,000 to $39.7 million for the year ended December 31, 2013 compared to $40.3 million for the year ended December 31, 2012. Decreases in yields on loans and investments were partially offset by the growth in the average balance of loans. A reduction in average yields on interest-earning assets resulted in a decrease in interest income of $1.4 million as rates decreased from 4.50% for the year ended December 31, 2012 to 4.42% for the year ended December 31, 2013. The Company has been successful over the last several years in mitigating the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.  Interest and dividend income was further reduced $301,000 as average interest-earning investment balances decreased $19.1 million from $176.3 million for the year ended December 31, 2012 to $157.2 million for the year ended December 31, 2013. These reductions were partially offset by an increase in interest income of $1.1 million due to growth of $21.6 million in the average balance of loans from $719.8 million to $741.4 million. Loan growth picked up momentum during the last six months of 2013 as lending increased in both the Bank’s Southern Maryland legacy market and the new Fredericksburg, Virginia market.

Interest expense decreased $3.0 million to $7.6 million for the year ended December 31, 2013 compared to $10.6 million for the year ended December 31, 2012 due primarily to a reduction in the average cost of funds on interest-bearing liabilities; interest expense decreased $2.7 million due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.60% and 0.56%, respectively, for the year ended December 31, 2012 to 1.19% and 0.33%, respectively, for the year ended December 31, 2013. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. Additionally, the increase of average noninterest bearing demand deposits of $13.4 million contributed to the decline in funding costs with average balances increasing from $74.2 million for the year ended December 31, 2012 to $87.6 million for the year ended December 31, 2013.  The average rate paid on long-term debt decreased from 3.02% to 2.53% for the comparable period. Interest expense also decreased $446,000 due to a decline in average interest-bearing deposit balances of $28.4 million from $727.4 million for the year ended December 31, 2012 to $699.0 million for the year ended December 31, 2013. These reductions in interest expense were partially offset by a $224,000 increase in interest expense due to a $9.4 million increase in average debt balances.

The provision for loan losses decreased $1.6 million from the comparable period in 2012 to $940,000 for the year ended December 31, 2013 and reflected a decrease in the allowance for specific nonperforming loans and a decrease in net-charge-offs. The specific allowance is based on management’s estimate of realizable value for particular loans. Net charge-offs decreased $888,000 from $1.9 million for the year ended December 31, 2012 to $1.0 million for the year ended December 31, 2013.

Noninterest income totaled $4.2 million for the year ended December 31, 2013 compared to $4.4 million for the year ended December 31, 2012.  The decrease of $236,000 was principally due to a reduction in other fees and miscellaneous charges. These decreases were partially offset by increased service charge income and gains on the sale of other real estate owned (OREO). Noninterest income for the year ended December 31, 2012 included net gains on the sale of OREO of $88,000 compared to $179,000 of net gains on the sale of OREO for the comparable period in 2013. Gains on loans originated for sale in the secondary market were $627,000 for the year ended December 31, 2013 compared to $630,000 for the year ended December 31, 2012. Secondary market sales were concentrated during the first six months of 2013, as residential mortgage refinancing slowed during the third quarter of 2013 due to rising market interest rates. The Bank made a limited investment in personnel and other support for secondary market loan sales. Most personnel previously supporting secondary market sales have been redeployed to focus on other noninterest income growth opportunities.

For the year ended December 31, 2013, noninterest expense increased 4.4% or $1.0 million to $24.8 million from $23.8 million for the comparable period in 2012. Year to date increases in compensation and benefits and OREO expenses were offset by decreases in other operating expenses. Employee compensation and other operating expenses were impacted by greater regulatory compliance costs, the opening of a loan production office in Fredericksburg, Virginia in August 2013 and costs associated with the name change of the Company and the Bank. Other operating expenses for the year ended December 31, 2013 decreased from the comparable period in 2012 due to one-time conversion costs for a change of the Bank’s data processing system in the first six months of 2012. Increased revenues and a moderate increase in noninterest expense have improved the Company’s efficiency ratio to 68.62% for the year ended December 31, 2013 from 69.81% for the year ended December 31, 2012. The following is a breakdown of noninterest expense:

	Years Ended
dollars in thousands	December 31, 2013	December 31, 2012	Variance	% Variance
Compensation and Benefits	$14,521	$13,487	$1,034	7.7%
OREO Valuation Allowance and Expenses	787	771	16	2.1%
Other Operating Expenses	9,536	9,546	(10)	(0.1%)
Total Noninterest Expense	$24,844	$23,804	$1,040	4.4%

Operations – Three Months Ended December 31, 2013 compared to Three Months Ended December 31, 2012
The increase in net income available to common shareholders of $173,000 to $1.6 million for the three months ended December 31, 2013 compared to the same period in 2012 was attributable to increased net interest income of $461,000 and a provision for loan losses that was $705,000 lower. These increases were partially offset by decreased noninterest income of $568,000 and increased noninterest expense of $406,000 and income tax expense of $19,000.

Net interest income increased to $8.4 million for the three months ended December 31, 2013 compared to $7.9 million for the three months ended December 31, 2012. The net interest margin was 3.67% for the three months ended December 31, 2013, a 13 basis point increase from 3.54% for the three months ended December 31, 2012 (see the rate/volume analysis in the exhibits that follow this narrative). The increase was largely the result of a rapid decrease in the Company’s cost of funds that began during 2012 as certificates of deposit re-priced and rates declined on money market accounts. The average cost of total interest-bearing liabilities decreased 26 basis points from 1.15% for the fourth quarter of 2012 to 0.89% for the fourth quarter of 2013. Deposit costs decreased 26 basis points from 0.90% to 0.64% for the comparable period. Additionally, the increase of noninterest bearing demand deposits of $6.4 million contributed to the decline in funding costs with average balances increasing from $83.9 million for the three months ended December 31, 2012 to $90.3 million for the three months ended December 31, 2013.

Interest and dividend income decreased by $83,000 to $10.1 million for the three months ended December 31, 2013 compared to $10.2 million for the three months ended December 31, 2012. Decreases in investment average balances and yields on loans were partially offset by growth in the average balance of loans and investment yields. Average yield reductions on loans resulted in a decrease in interest income of $476,000. The Company has been successful over the last several years in limiting the effect of the lower interest rate environment on loan rates through pricing and interest rate floors.  Interest and dividend income was further reduced $69,000 as average interest-earning investment balances decreased $16.4 million from $164.4 million for the three months ended December 31, 2012 to $148.0 million for the three months ended December 31, 2013. This decrease was partially offset by increased interest and dividend income of $446,000 due to growth of $36.0 million in the average balance of loans from $729.4 million to $765.4 million and $16,000 due to marginally better investment yields.

Interest expense decreased $544,000 to $1.7 million for the three months ended December 31, 2013 compared to $2.3 million for the three months ended December 31, 2012 due primarily to a reduction in the average cost of funds on interest-bearing liabilities; interest expense decreased $514,000 due to a decrease in rates. This was principally achieved by a decrease in the average rates paid on certificates of deposits and money market accounts, which declined from 1.48% and 0.38%, respectively, for the three months ended December 31, 2012 to 1.07% and 0.31%, respectively, for the three months ended December 31, 2013. The Company has been successful in increasing its core deposits and reducing its cost of funds in the low interest rate environment over the last several years. In addition, the average rate paid on long-term debt decreased from 2.57% to 2.38% for the comparable period. Interest expense was also reduced $85,000 due to a decline in average interest-bearing deposit balances of $25.8 million from $721.5 million for the three months ended December 31, 2012 to $695.7 million for the three months ended December 31, 2013. These reductions in interest expense were partially offset by a $55,000 increase in interest expense due to a $10.0 million increase in average debt balances.

The provision for loan losses decreased $705,000 from $1.0 million for the three months ended December 31, 2012 to $300,000 for the three months ended December 31, 2013 and reflected a decrease in the allowance for specific nonperforming loans and a decrease in net charge-offs. The specific allowance is based on management’s estimate of realizable value for particular loans. Net charge-offs decreased $614,000 from $855,000 for the three months ended December 31, 2012 to $241,000 for the three months ended December 31, 2013.

Noninterest income totaled $797,000 for the three months ended December 31, 2013 compared to $1.4 million for the three months ended December 31, 2012.  The decrease of $568,000 was principally due to reductions in other fees and miscellaneous charges of $287,000 and net gains on the sale of OREO. The Company recognized a net gain of $185,000 on the disposal of OREO during the fourth quarter of 2012 compared to a net loss of $36,000 on the disposal of OREO during the fourth quarter of 2013. In addition, gains on loans held for sale decreased from $157,000 for the three months ended December 31, 2012 to $81,000 for the three months ended December 31, 2013. Residential mortgage refinancing slowed during the third and fourth quarters of 2013 due to rising market interest rates.

For the three months ended December 31, 2013, noninterest expense increased 6.8% or $406,000 to $6.3 million from $5.9 million for the comparable period in 2012. Average quarterly noninterest expense for 2013 was $6.2 million for the year ended December 31, 2013.  Employee compensation and other operating expenses continue to be impacted by greater regulatory compliance costs. OREO related costs for the three months ended December 31, 2013 were primarily for additional valuation allowances on three properties totaling $101,000. The remaining OREO costs of $81,000 were for property taxes and costs to maintain the properties. The efficiency ratio of 69.17% for the three months ended December 31, 2013 was higher than the comparable three months of 2012 of 64.00%, but was in line with year to date trends (68.62% for the year ended December 31, 2013). Fourth quarter 2013 noninterest expense was impacted by additional costs associated with expansion into Virginia and the name change of the Company and the Bank during the second half of 2013. The following is a breakdown of noninterest expense:

	Three Months Ended
dollars in thousands	December 31, 2013	December 31, 2012	Variance	% Variance
Compensation and Benefits	$3,637	$3,503	$134	3.8%
OREO Valuation Allowance and Expenses	182	28	154	550.0%
Other Operating Expenses	2,529	2,411	118	4.9%
Total Noninterest Expense	$6,348	$5,942	$406	6.8%

Financial Condition at December 31, 2013 compared to December 31, 2012
Total assets at December 31, 2013 of $1,023.8 million increased $42.2 million compared to total assets of $981.6 million at December 31, 2012. Net loans increased $51.5 million from $747.6 million at December 31, 2012 to $799.1 million at December 31, 2013, due primarily to increases in loans for commercial real estate, commercial lines of credit and commercial equipment partially offset by decreases in residential mortgages. First and second quarter 2013 residential loan production was focused on loans originated for sale in the secondary market. The following is a breakdown of the Company’s loan portfolio at December 31, 2013 and December 31, 2012:

dollars in thousands	December 31, 2013%		December 31, 2012%

Commercial real estate	$476,648	58.97%	$419,667	55.47%
Residential first mortgages	159,147	19.69%	177,663	23.48%
Construction and land development	32,001	3.96%	31,819	4.21%
Home equity and second mortgages	21,692	2.68%	21,982	2.91%
Commercial loans	94,176	11.65%	88,158	11.65%
Consumer loans	838	0.10%	995	0.13%
Commercial equipment	23,738	2.94%	16,268	2.15%
	808,240	100.00%	756,552	100.00%
Less:
Deferred loan fees	972	0.12%	664	0.09%
Allowance for loan loss	8,138	1.01%	8,247	1.09%
	9,110		8,911
	$799,130		$747,641

The Bank’s asset quality has improved over the last ten quarters. Classified assets (which include loans classified as substandard, doubtful or loss, OREO assets and classified securities) decreased $25.0 million from $81.9 million at September 30, 2011 to $56.9 million at December 31, 2013.

Nonperforming loans (“NPLs”) (90 days or greater delinquent) were $11.2 million or 1.38% of total loans at December 31, 2013 compared to $8.7 million or 1.15% of total loans at December 31, 2012. The Bank had 28 nonperforming loans at December 31, 2013 compared to 34 nonperforming loans at December 31, 2012. The net increase of $2.5 million was due to increases of 90 days or greater delinquency in commercial real estate loans of $2.7 million and construction and land development loans of $3.0 million and other loans of $100,000. The NPL increases were partially offset by reductions in nonperforming residential first mortgages of $1.5 million and commercial loans of $1.8 million. Nonperforming loans at December 31, 2013 included $7.5 million or 67% of nonperforming loans attributed to four well-secured customer relationships. The increase in nonperforming loans from December 31, 2012 was due primarily to an acquisition and development project that became 90 days past due during the fourth quarter of 2013.

Total nonaccrual loans at December 31, 2013 were $15.5 million which included $11.2 million of 90 day delinquent loans and performing loans totaling $4.3 million compared to $13.1 million in nonaccrual loans at December 31, 2012 which included $8.7 million in 90 day delinquent loans and performing loans totaling $4.4 million. The performing nonaccrual loans are six loans of one well-secured commercial relationship with no specific reserves in the allowance due to the Bank's superior credit position with underlying collateral, which consists primarily of commercial real estate. As of December 31, 2013, the Bank had received all scheduled interest and principal payments on this relationship. It is management’s belief that there is no current risk of loss to the Bank for this relationship. These loans were classified as nonaccrual loans due to the customer’s operating results. In accordance with the Company’s policy, interest income is recognized on a cash-basis for these loans.

At December 31, 2013, the Bank had 13 troubled debt restructured loans (“TDRs”) totaling $4.7 million compared to 10 TDRs totaling $4.5 million as of December 31, 2012.  At December 31, 2013, one TDR loan of $329,000 was over 90 days past due. Except as noted, all TDRs were performing according to the terms of their restructured agreements. The Bank had specific reserves in the allowance for loan losses of $79,000 on two TDRs totaling $1.8 million at December 31, 2013 and no specific reserves in the allowance for loan losses at December 31, 2012.

The OREO balance was $6.8 million at December 31, 2013, a decrease of $94,000, compared to $6.9 million at December 31, 2012. This increase consisted of additions of $1.9 million offset by disposals of $1.3 million and valuation allowances of $601,000 to adjust properties to current appraised values. OREO carrying amounts reflect management’s estimate of the realizable value of these properties incorporating current appraised values, local real estate market conditions and related costs.

Deposits increased $1.1 million or 0.1% to $821.3 at December 31, 2013 compared to $820.2 million at December 31, 2012. During the last two years, the Bank’s focus has been on increasing transaction deposits, especially noninterest bearing deposits, to lower its overall cost of funds. As of December 31, 2013 the Bank’s deposit funding consisted of 52.8% transaction accounts, an increase of 2.3% from 50.6% at December 31, 2012 and an increase of 7.9% from 44.9% at December 31, 2011. The increase of average noninterest bearing demand deposits of $13.4 million contributed to the decline in funding costs with average balances increasing from $74.2 million for the year ended December 31, 2012 to $87.6 million for the year ended December 31, 2013. During the same timeframe, average time deposits decreased $39.8 million from $432.5 million to $392.7 million. Average debt, which included long-term Federal Home Loan Bank (“FHLB”) advances and short-term borrowings, and junior subordinated debentures, increased $9.4 million during the year ended December 31, 2013 from $75.8 million at December 31, 2012 to $85.3 million at December 31, 2013. The Company added $10 million in FHLB advances at 0.87% for four years in the first quarter of 2013. At December 31, 2013 total debt outstanding was $82.5 million.

During the year ended December 31, 2013, stockholders’ equity increased $31.7 million to $110.7 million. The increase in stockholders’ equity was due to $27.4 million of net proceeds from the capital raise completed in October 2013, net income of $6.7 million and net other stock related activities of $400,000. These increases to capital were partially offset by quarterly common dividends paid of $1.4 million, quarterly preferred stock dividends of $200,000 and adjustments to accumulated other comprehensive loss of $1.2 million. Accumulated other comprehensive losses increased during the second half of 2013 primarily due to market valuation adjustments of the Company’s Available for Sale (“AFS”) asset-backed securities portfolio as a result of increases in long-term interest rates. The Company believes that AFS securities with unrealized losses will either recover in market value or be paid off as agreed. The Company intends to and has the ability to hold these securities to maturity. Increases in common stockholders' equity to $90.7 million at December 31, 2013 have resulted in a book value of $19.52 per common share. The Company remains well-capitalized at December 31, 2013 with a Tier 1 capital to average asset ratio of 12.50%.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake, which conducts business through its main office in Waldorf, Maryland, and ten branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby, California, Maryland; and Dahlgren, Virginia. Effective October 18, 2013, the Company changed its name from Tri-County Financial Corporation to The Community Financial Corporation and the Bank changed its name from Community Bank of Tri-County to Community Bank of the Chesapeake. The new names reflect the bank's recent expansion into the Northern Neck of Virginia. The name of the holding company changed to better align the parent company name with that of the bank.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets; changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

Data is unaudited as of December 31, 2013. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report to Shareholders for the year ended December 31, 2012.

THE COMMUNITY FINANCIAL CORPORATION
	Years Ended
dollars in thousands except share data	December 31, 2013	December 31, 2012	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$39,678	$40,293	$(615)	(1.5%)
Interest expense	7,646	10,604	(2,958)	(27.9%)
Net interest income	32,032	29,689	2,343	7.9%
Provision for loan losses	940	2,529	(1,589)	(62.8%)
Noninterest income	4,174	4,410	(236)	(5.4%)
Noninterest expense	24,844	23,804	1,040	4.4%
Income tax expense	3,771	2,776	995	35.8%
Net income	6,651	4,990	1,661	33.3%
Net income available to common shareholders	$6,451	$4,790	1,661	34.7%
Return on average assets	0.69%	0.52%
Return on average common equity	9.38%	8.29%
Return on average equity	7.49%	6.42%
Interest rate spread	3.44%	3.18%
Net interest margin	3.56%	3.31%
Cost of funds	0.88%	1.21%
Cost of deposits	0.71%	1.05%
Efficiency ratio	68.62%	69.81%
Share Data:
Basic net income per common share	$1.90	$1.57
Diluted net income per common share	$1.88	$1.57
Weighted average common shares outstanding:
Basic	3,402,432	3,043,039
Diluted	3,426,793	3,055,362

THE COMMUNITY FINANCIAL CORPORATION
	Three Months Ended
dollars in thousands except share data	December 31, 2013	December 31, 2012	$ Variance	% Variance
Operations Data:	(Unaudited)
Interest and dividend income	$10,112	$10,195	$(83)	(0.8%)
Interest expense	1,732	2,276	(544)	(23.9%)
Net interest income	8,380	7,919	461	5.8%
Provision for loan losses	300	1,005	(705)	(70.1%)
Noninterest income	797	1,365	(568)	(41.6%)
Noninterest expense	6,348	5,942	406	6.8%
Income tax expense	885	866	19	2.2%
Net income	1,644	1,471	173	11.8%
Net income available to common shareholders	$1,594	$1,421	173	12.2%
Return on average assets	0.67%	0.61%
Return on average common equity	7.06%	9.61%
Return on average equity	5.96%	7.44%
Interest rate spread	3.54%	3.42%
Net interest margin	3.67%	3.54%
Cost of funds	0.80%	1.04%
Cost of deposits	0.64%	0.90%
Efficiency ratio	69.17%	64.00%
Share Data:
Basic net income per common share	$0.35	$0.47
Diluted net income per common share	$0.35	$0.47
Weighted average common shares outstanding:
Basic	4,546,771	3,044,212
Diluted	4,568,577	3,053,559

THE COMMUNITY FINANCIAL CORPORATION
dollars in thousands except share data	As of December 31, 2013	As of December 31, 2012	$ Variance	% Variance
Financial Condition Data:	(Unaudited)
Total assets	$1,023,824	$981,639	$42,185	4.3%
Cash, federal funds sold and interest-bearing deposits	24,519	11,296	13,223	117.1%
Securities	134,648	159,825	(25,177)	(15.8%)
Loans receivable, net	799,130	747,641	51,489	6.9%
Premises and equipment	19,543	19,782	(239)	(1.2%)
Other real estate owned (OREO)	6,797	6,891	(94)	(1.4%)
Total liabilities	913,094	902,592	10,502	1.2%
Total deposits	821,295	820,231	1,064	0.1%
Short-term borrowings	-	1,000	(1,000)	(100.0%)
Long-term debt	70,476	60,527	9,949	16.4%
Junior subordinated debentures	12,000	12,000	-	0.0%
Small Business Lending Fund (SBLF) preferred stock	20,000	20,000	-	0.0%
Common equity	90,730	59,047	31,683	53.7%
Total stockholders’ equity	$110,730	$79,047	$31,683	40.1%
Book value per common share	$19.52	$19.34
Common shares outstanding	4,647,407	3,052,416
Tier 1 capital to average assets	12.50%	9.39%
Total capital to risk-weighted assets	15.62%	12.84%
Allowance for loan losses	$8,138	$8,247	$(109)	(1.3%)
Past due loans (PDLs) (31 to 89 days)	8,060	3,175	4,885	153.9%
Nonperforming loans (NPLs) (>=90 days)	11,170	8,717	2,453	28.1%
Performing nonaccrual loans	4,280	4,424	(144)	(3.3%)
Nonaccrual loans (NPLs + performing nonaccrual loans)	15,450	13,141
Nonperforming assets (NPLs + OREO)	17,967	15,608	2,359	15.1%
Troubled debt restructures (TDRs)	4,693	4,515	178	3.9%
Allowance for loan losses to total loans	1.01%	1.09%
Past due loans to total loans	1.00%	0.42%
Nonperforming loans to total loans	1.38%	1.15%
Total loan delinquency to total loans	2.38%	1.57%
Nonaccrual loans to total loans	1.91%	1.74%
Nonaccrual loans and TDRs to total loans (a)	2.45%	2.33%
Allowance for loan losses to nonperforming loans	72.86%	94.78%
Nonperforming assets to total assets	1.75%	1.59%
Nonperforming assets, nonaccrual loans and TDRs to total assets (a)	2.60%	2.50%

(a)  Ratio adjusted to remove duplication of loans that are both nonperforming and troubled debt restructures.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the years ended December 31, 2013 and 2012, respectively. There are no tax equivalency adjustments.

	For the Years Ended December 31,
		2013			2012
			Average Yield/			Average Yield/
dollars in thousands	Average Balance	Interest	Cost	Average Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$741,369	$37,197	5.02%	$719,798	$37,146	5.16%
Investment securities, federal funds sold and interest-bearing deposits	157,211	2,481	1.58%	176,277	3,147	1.79%
Total Interest-Earning Assets	898,580	39,678	4.42%	896,075	40,293	4.50%
Cash and cash equivalents	13,028			12,267
Other assets	57,455			54,719
Total Assets	$969,063			$963,061

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$37,540	$38	0.10%	$32,577	$55	0.17%
Interest-bearing demand and money market accounts	268,832	886	0.33%	262,331	1,461	0.56%
Certificates of deposit	392,675	4,657	1.19%	432,487	6,918	1.60%
Long-term debt	68,996	1,746	2.53%	60,206	1,819	3.02%
Short-term debt	4,278	14	0.33%	3,639	13	0.36%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	305	2.54%	12,000	338	2.82%

Total Interest-Bearing Liabilities	784,321	7,646	0.97%	803,240	10,604	1.32%

Noninterest-bearing demand deposits	87,649			74,161
Other liabilities	8,318			7,910
Stockholders' equity	88,775			77,750
Total Liabilities and Stockholders' Equity	$969,063			$963,061

Net interest income		$32,032			$29,689

Interest rate spread			3.44%			3.18%
Net yield on interest-earning assets			3.56%			3.31%
Ratio of average interest-earning assets to average interest bearing liabilities			114.57%			111.56%

Cost of funds			0.88%			1.21%
Cost of deposits			0.71%			1.05%

(1)  Average balance includes non-accrual loans.

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Year Ended December, 2013
	compared to Year Ended
	December 31, 2012
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$1,082	$(1,031)	$51
Investment securities, federal funds sold and interest bearing deposits	(301)	(365)	(666)
Total interest-earning assets	$781	$(1,396)	$(615)

Interest-bearing liabilities:
Savings	5	(22)	(17)
Interest-bearing demand and money market accounts	21	(596)	(575)
Certificates of deposit	(472)	(1,789)	(2,261)
Long-term debt	222	(295)	(73)
Short-term debt	2	(1)	1
Guaranteed preferred beneficial interest in junior subordinated debentures	-	(33)	(33)
Total interest-bearing liabilities	$(222)	$(2,736)	$(2,958)
Net change in net interest income	$1,003	$1,340	$2,343

(1)  Average balance includes non-accrual loans.

The following table presents information on the average balances of the Company’s interest-earning assets and interest-bearing liabilities and interest earned or paid thereon for the three months ended December 31, 2013 and 2012, respectively. There are no tax equivalency adjustments.

	For the Three Months Ended December 31,
		2013			2012

			Average Yield/			Average Yield/
dollars in thousands	Average Balance	Interest	Cost	Average Balance	Interest	Cost
Assets
Interest-earning assets:
Loan portfolio (1)	$765,386	$9,492	4.96%	$729,421	$9,522	5.22%
Investment securities, federal funds sold and interest-bearing deposits	147,995	620	1.68%	164,407	673	1.64%
Total Interest-Earning Assets	913,381	10,112	4.43%	893,828	10,195	4.56%
Cash and cash equivalents	16,773			16,524
Other assets	57,933			55,590
Total Assets	$988,087			$965,942

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$38,453	$10	0.10%	$33,521	$9	0.11%
Interest-bearing demand and money market accounts	274,353	213	0.31%	272,080	259	0.38%
Certificates of deposit	382,886	1,026	1.07%	415,858	1,536	1.48%
Long-term debt	69,556	413	2.38%	60,531	389	2.57%
Short-term debt	1,077	1	0.37%	76	-	0.00%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	69	2.30%	12,000	83	2.77%

Total Interest-Bearing Liabilities	778,325	1,732	0.89%	794,066	2,276	1.15%

Noninterest-bearing demand deposits	90,282			83,881
Other liabilities	9,222			8,869
Stockholders' equity	110,258			79,126
Total Liabilities and Stockholders' Equity	$988,087			$965,942

Net interest income		$8,380			$7,919

Interest rate spread			3.54%			3.42%
Net yield on interest-earning assets			3.67%			3.54%
Ratio of average interest-earning assets to average interest bearing liabilities			117.35%			112.56%

Cost of funds			0.80%			1.04%
Cost of deposits			0.64%			0.90%

(1)  Average balance includes non-accrual loans.

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated.  For each category of interest earning asset and interest bearing liability, information is provided on changes attributable to (1) changes in volume (changes in volume multiplied by old rate); and (2) changes in rate (changes in rate multiplied by old volume).  Changes in rate volume (changes in rate multiplied by the change in volume) have been allocated to changes due to volume.

	Three Months Ended December 31, 2013
	compared to Three Months Ended
	December 31, 2012
		Due to
dollars in thousands	Volume	Rate	Total

Interest income:
Loan portfolio (1)	$446	$(476)	$(30)
Investment securities, federal funds sold and interest bearing deposits	(69)	16	(53)
Total interest-earning assets	$377	$(460)	$(83)

Interest-bearing liabilities:
Savings	1	-	1
Interest-bearing demand and money market accounts	2	(48)	(46)
Certificates of deposit	(88)	(422)	(510)
Long-term debt	54	(30)	24
Short-term debt	1	-	1
Guaranteed preferred beneficial interest in junior subordinated debentures	-	(14)	(14)
Total interest-bearing liabilities	$(30)	$(514)	$(544)
Net change in net interest income	$407	$54	$461

(1)  Average balance includes non-accrual loans.